Exhibit 99.1

ILFC ANNOUNCES OFFERING OF $2.5 BILLION SENIOR SECURED NOTES

Los Angeles, CA, August 9, 2010 — International Lease Finance Corporation (ILFC), a wholly-owned subsidiary of American International Group, Inc. (NYSE: AIG), announced today that it intends to offer, subject to market and other conditions, up to $900 million aggregate principal amount of senior secured notes due 2014, $800 million aggregate principal amount of senior secured notes due 2016 and $800 million aggregate principal amount of senior secured notes due 2018. ILFC plans to use the net proceeds from the sale of the senior secured notes to repay a portion of its outstanding secured loans from AIG Funding, Inc. The notes will be the senior secured obligations of ILFC and will be guaranteed on a senior secured basis by certain of ILFC’s wholly owned subsidiaries. The notes and guarantees will be secured on a first-priority basis by a portfolio of selected aircraft and related leases and other property.

The notes will be offered and sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act. The notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements related to the proposed offering of the notes and the anticipated use of proceeds. These forward-looking statements reflect ILFC’s current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Except for ILFC’s ongoing obligation to disclose material information as required by federal securities laws, it does not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof.

About ILFC

ILFC is the international market leader in the leasing and remarketing of advanced technology commercial jet aircraft to airlines around the world.  ILFC owns a portfolio consisting of approximately 1,000 jet aircraft.

About AIG

American International Group, Inc. (AIG) is a leading international insurance organization with operations in more than 130 countries and jurisdictions.  AIG companies serve commercial, institutional and individual customers through one the most extensive worldwide property-casualty networks of any insurer.  In addition, AIG companies are leading providers of life insurance and retirement services around the world.  AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.